SELIGMAN HENDERSON CO.

                     HENDERSON INVESTMENT MANAGEMENT LIMITED

                     HENDERSON INVESTORS NORTH AMERICA INC.

                        COMPLIANCE AND PROCEDURES MANUAL
                            (Relevant Sections Only)


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1. Introduction and General Principles

1.1. Introduction

This document comprises the Compliance Manual for the operation of the subsidiaries of H PLC.

It is the responsibility of each member of staff to ensure that they are familiar with the section of the manual applicable to their duties.

The Compliance Representative and Compliance Manager assigned to each cost centre are available to provide clarification and to assist generally to ensure compliance with applicable regulations. Appendix 1 details the Compliance Representatives and Compliance Managers for each cost centre.

All rule references are to IMRO rules unless otherwise stated.

1.2. Compliance Policy

The Board of H PLC has adopted a statement of Policy with regard to Compliance as follows:

1.2.1. Policy

The Group will comply with all applicable laws and regulations affecting its operations.

The Group's adherence to the Principles and Rules of SIB, IMRO and PIA are an essential prerequisite to its future. Adherence to non-UK laws and regulations are equally essential to the development of the business in foreign jurisdictions.

The general attitude throughout the organisation should be one of acceptance of the standards of conduct set out in the Principles and of the necessity to comply with the Rules of the regulatory bodies with which the Group is registered.

1.2.2. Scope

This policy covers compliance with all UK and foreign laws and regulations, including, in particular, the FSA and the regulatory framework associated therewith, US securities legislation and the laws governing the Group's operations in Luxembourg, HOLLAND, Japan, Singapore and ITALY.


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1.2.3. Objectives and Responsibilities

The directors of the Group and each of the regulated subsidiaries have responsibility for preserving their companies' fit and proper status to carry out investment business and for compliance with the laws and regulations governing the conduct of their business.

In order to fulfil this responsibility, the directors will ensure that the Group has a compliance function which is adequately staffed and resourced to provide a support and monitoring role for the Group's activities. The Compliance Officer will be a senior member of the Group's staff and will have direct access as necessary to the Chairman and Group Managing Director, the Audit Committee and the directors of H PLC and the regulated entities. The staff of the Compliance Department will have unrestricted access to all parts of the organisation.

The Group will conduct its relationship with IMRO and PIA on the basis of full and frank disclosure of all matters which should properly be disclosed to the regulatory bodies.

The Group must have adequate and effective operational arrangements to achieve compliance with the Rules of regulatory bodies, particularly those of IMRO, PIA and the SEC in the USA. The Group must therefore have operating procedures which are well documented, clearly expressed and kept up-to-date.

There must be effective control and supervision procedures to ensure that the Board's policy is observed.

There must be effective training and recruitment procedures, including the taking up of references, so as to ensure that staff are competent to carry out their responsibilities. Remuneration policies must avoid conflicts of interest between the interests of the customer and that of the employee.

There must be adequate training of staff in relation to the applicable laws and regulations.

The Group will issue a Code of Conduct to all employees covering personal account dealings, confidential information and conflicts of interest.

The Group will operate procedures for disciplinary action in respect of breaches of the Rules or Code of Conduct.

The Group's regulated entities will at all times maintain adequate financial resources to enable them to continue to conduct investment business. The directors of those entities are responsible for monitoring their compliance on a regular basis.

The Group's regulated entities will ensure that their Appointed Representatives are competent and comply with the Principles and the Rules. This cannot be delegated to the Appointed Representative and is the responsibility of the board of directors of the regulated entity.


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1.3. SIB Principles

1.3.1. Integrity

A firm should observe high standards of integrity and fair dealing.

1.3.2. Skill, Care and Diligence

A firm should act with due skill, care and diligence.

1.3.3. Market Practice

A firm should observe high standards of market conduct. It should also, to the extent endorsed for the purpose of this principle, comply with any code or standard as in force from time to time and as it applies to the firm either according to its terms or by rulings made under it.

1.3.4. Information about Customers

A firm should seek from customers it advises or for whom it exercises discretion any information about their circumstances and investment objectives which might reasonably be expected to be relevant in enabling it to fulfil its responsibility to them.

1.3.5. Information for Customers

A firm should take reasonable steps to give a customer it advises, in a comprehensible and timely way, any information needed to enable him/her to make a balanced and informed decision. A firm should similarly be ready to provide a customer with a full and fair account of the fulfilment of its responsibilities to him/her.

1.3.6. Conflicts of Interest

A firm should either avoid any conflict of interest arising, or, where conflicts arise, should ensure fair treatment to all its customers by disclosure, internal rules of confidentiality, declining to act, or otherwise. A firm should not unfairly place its interests above those of its customers, and, where a properly informed customer would reasonably expect that the firm would place his/her interests above its own, the firm should live up to that expectation.

1.3.7. Customer Assets

Where a firm has control of, or is otherwise responsible for, assets belonging to a customer which it is required to safeguard, it should arrange proper protection for them, by way of segregation and identification of those assets or otherwise, in accordance with the responsibility it has accepted.


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1.3.8. Financial Resources

A firm should ensure that it maintains adequate financial resources to meet its investment business commitments and to withstand the risks to which its business is subject.

1.3.9. Internal Organisation

A firm should organise and control its internal affairs in a responsible manner, keeping proper records, and where the firm employs staff or is responsible for the conduct of investment business by others, should have adequate arrangements to ensure that they are suitable, adequately trained and properly supervised and that it has well-defined compliance procedures.

1.3.10. Relations with Regulators

A firm should deal with its regulator in an open and co-operative manner and keep the regulator promptly informed of anything concerning the firm which might reasonably be expected to be disclosed to it.

1.4. Breaches of Regulations

Error reporting and rectification procedures are set out in the Business Control Manual. The definition of an error includes any act of commission or omission that results in a breach of regulations. Any breaches of the requirements set out in this Manual must be reported and rectified in accordance with the error reporting and rectification procedures.

2. Code of Ethics

2.1. Introduction

The Code of Ethics provides a general statement of the standard of conduct expected of directors and staff employed by companies within the Group.

Ultimately, the Group's continued authorisation to conduct investment business is conditional on group companies' being adjudged fit and proper to do so. Observance of the code will contribute to ensuring that this is the case.

2.2. The customer's interest comes first

The interests of the customer must come before those of the Group and individual members of staff.

All customers must be treated fairly and the interests of one customer must not be placed above the interests of another.

The highest possible standards of skill, care and diligence must be applied when acting on behalf of customers.

2.3. Fair dealing

Investment transactions must be allocated promptly, taking into account the best interest of all customers.

In making investment decisions on behalf of customers, any conflicts of interest that may exist must be disregarded. Such conflicts may arise if:

          o a director or member of staff is a director of, holds or deals in securities of, or is otherwise interested in, any company whose securities are held or dealt in on behalf of the customer;

          o a transaction is in relation to an investment in respect of which a Group company may benefit from a management fee, commission or mark up/down;

          o a director or member of staff receives remuneration based on performance of funds managed for certain customers but not others.

2.4. Personal dealing

Directors and staff and their connected parties are prohibited from dealing personally in any security in which they are carrying out a transaction on behalf of a customer or are likely to do so in the near future.

Directors and staff and their connected parties may not deal in an investment at any time if they are in possession of unpublished price sensitive information.

Directors and staff and their connected parties may not deal in an investment with a customer whose portfolio is under the discretionary management of a Group company.

Directors and staff and their connected parties may not deal in an investment if to do so would involve them in a conflict between their own interest and that of any customer or their duty to any customer.

All personal dealings must be approved in writing in advance by a designated director or other authorised individual.

2.5. Accepting and giving gifts

A director or member of staff must not accept any gift which is of sufficient value to conflict with his/her duties.

A director or member of staff must not give any gift which is of sufficient value to conflict with the duties of the recipient


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                               HENDERSON INVESTORS

                       -----------------------------------

                         PERSONAL ACCOUNT DEALING RULES

                                  ("the Rules")

                       -----------------------------------
                            (Relevant Sections Only)


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1.  INTRODUCTION

1.1 The investment activities of Henderson PLC (HPLC) and Henderson Fund Management plc (HFM), its subsidiaries (including overseas subsidiaries) and joint ventures (HENDERSON INVESTORS) are regulated by the Investment Management Regulatory Organisation (IMRO). Henderson Investors Limited and Henderson Investment Funds Limited are also regulated by the Personal Investment Authority (PIA). In order to comply with IMRO and PIA rules about personal dealing as well as the rules of overseas regulators who have jurisdiction over other aspects of Henderson Investors' business, all employees of Henderson Investors are required to comply with the Henderson Personal Account Dealing Rules as set out below and as they may be amended from time to time (the Rules).

1.2 In addition to the requirements of IMRO and PIA, there should be appropriate staff dealing rules as a matter of best industry practice and to assure the clients of Henderson Investors that their interests are fully safeguarded.

1.3 All staff will be asked on an annual basis to confirm their understanding of this policy and their compliance with it.

1.4 The Rules apply to all dealings by or on behalf of Group Employees and connected persons.

1.5 The Compliance Officer should be consulted as to the applicability of the Rules to particular circumstances. Doubt as to such applicability is not good cause to fail either to sign the undertaking to comply with the Rules or to comply with them.

2.     UNDERTAKING

2.1    CONDITION OF EMPLOYMENT

        Compliance with the Rules is a condition of employment and forms part of all Group Employees' contracts of employment. Failure to sign the Undertaking (see Schedule 4) to comply with the Rules and/or to comply with them are grounds for summary dismissal.

2.2    SIGNING OF UNDERTAKING

       To indicate acceptance of the Rules, the Undertaking at the back of this document must be signed.

       You will be asked to renew this undertaking on an annual basis by the Compliance Department.


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3.     PERSONS TO WHOM AND CIRCUMSTANCES IN WHICH THE RULES APPLY

3.1    GROUP EMPLOYEES

A PERSON INCLUDING A CONNECTED PERSON (SEE 3.2 BELOW), TO WHOM THE RULES APPLY, IS REFERRED TO IN THE RULES AS A "GROUP EMPLOYEE". The Rules governing dealing in investments apply to ALL EMPLOYEES, INCLUDING DIRECTORS, OF HENDERSON INVESTORS AND TO EMPLOYEES OF APPOINTED REPRESENTATIVES OF GROUP COMPANIES. This includes secondees, temporary employees and consultants (ON CONTRACTS EXCEEDING THREE MONTHS) unless specific permission for their exemption has been obtained from the Compliance Officer.

3.2    CONNECTED PERSONS

The Rules also apply to dealings by anyone connected with an employee (a connected person). A person is connected for the purpose of these rules if by reason of a domestic, business or other relationship (other than one which arises because that person is a client of Henderson Investors) a Group Employee has influence over that person's judgement as to how to invest his property or exercise any rights attaching to his investments. Connected persons INCLUDE EMPLOYEES' SPOUSES AND PARTNERS (UNLESS OTHERWISE SPECIFICALLY AGREED WITH THE COMPLIANCE OFFICER) AND INFANT CHILDREN. Connected persons will also cover individuals, including parents, who may be living with you and/or you have a degree of influence over their investment decisions and investment clubs, again where employees who are members have a degree of influence over the clubs' investment decisions. If there is any doubt as to whether a person is a connected person, the Compliance Officer should be consulted.

3.3    DISCRETIONARY MANAGEMENT BY THIRD PARTIES

The Rules apply to transactions carried out on behalf of a Group Employee by a fund manager or other person acting under a discretionary management agreement, unless otherwise specifically agreed with the Compliance Officer.

3.4    AS TRUSTEE, EXECUTOR OR ADMINISTRATOR

A Group Employee who is a trustee, executor or administrator must also comply with the provisions of Schedule 3.


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4      INVESTMENTS AND TRANSACTIONS TO WHICH THE RULES APPLY

4.1    INVESTMENTS

Investments  for  the  purposes  of  these  rules  are  financial   instruments,
including:-

     o    shares and stock in the share capital of a company;

     o debentures including debenture stock, loan stock, bonds, CDs and other instruments creating or acknowledging indebtedness;

     o warrants and other instruments entitling the holder to subscribe for investments;

     o    certificates representing securities (e.g. ADRs, GDRs)

     o    futures and options;

     o    contracts for differences  (including dealing with, for example,  City
          Index)

4.2    TRANSACTIONS

The Rules apply to:

     o buying and selling shares on or off-exchange (THIS INCLUDES IPOS); o taking up rights on a RIGHTS ISSUE (INCLUDING TAKING UP OPEN OFFERS);
          o exercising CONVERSION or SUBSCRIPTION RIGHTS; o exercising an OPTION; o dealing in an investment subject to a TAKE-OVER OR TENDER OFFER (but excluding acceptance of the offer);

     o    transactions under ISA/PEP schemes; and

     o commencement, termination and increases or decreases of direct debits to INVESTMENT TRUST SAVINGS schemes and the sale of holdings built up under such schemes.

4.3    EXCEPTIONS

The Rules do not extend to any transaction in a unit trust, an open ended investment company, a life insurance policy, or Central Government or Public Authority Debt (eg. Gilts).

 ...

6.     PERSONAL TRADING RULES

6.1    GENERAL

Group employees generally have the option as to whether to deal through the Central Dealing Desk (via a Staff Account) or use their own broker. The only time when dealing must take place through the Central Dealing desk, or through Henderson product administration, is when you are carrying out transactions in Henderson managed investment trusts (see Rule 6.4 below).

6.2    PERMISSION REQUIRED FOR DEALING

A Group Employee may not buy or sell ANY investment (as set out in Rule 4 above) without having first obtained SPECIFIC PERMISSION, in the form set out below, from an authorised signatory. The authorised signatories are as follows:

     NAME                                                      TEL NO.


     BOB PARKER                                                4361
     Head of Centralised Dealing

     PAUL MORTIMER                                             5696
     Assistant Head of Centralised Dealing

     ANDREW MUNRO                                              4313
     Dealer

     DAVID COLLARD                                             4355
     Dealer

Dealing Desk Fax No.:  (44) 20 7410 4793

In order to gain permission to deal, a completed Application for Permission To Deal Form (the Form), which can be obtained from the Compliance Department or the Central Dealing Desk, must be signed by one of the above authorised signatories as appropriate. After a completed Form has been approved, the transaction may be effected either internally through the Central Dealing Desk or through an external broker (other than Henderson Investors' investment trusts
- see Rule 6.4). Transaction orders must be placed by the close of business on the day permission to deal is granted.

6.3    THE USE OF BROKERS

Staff are permitted to use external brokers (THIS INCLUDES DEALING THROUGH THE INTERNET) except when buying Henderson investment trusts. Each employee should restrict their securities trading dealings to no more than one or two brokers, preferably one.

If a Group Employee intends to effect a personal account transaction through the agency of another firm (including share shops) he/she must, BEFORE GIVING INSTRUCTIONS TO DEAL:

     o    inform that other firm that he/she is a Group Employee; AND

     o have made arrangements for the transacting broker to send a copy of the contract note or other advice in respect of the transaction, within 24 hours, to Henderson Investors Limited, addressed for the attention of the Compliance Officer (IN THE CASE OF DEALING THROUGH THE INTERNET, A SCREEN PRINT OF THE TRADE CONFIRMATION); AND

     o obtain due authorisation on an Application for Permission to Deal Form (see Rule 6.2 above).

In the case of any transaction, for which a contract note or other advice is not issued, the Compliance Officer must be informed in writing within 24 hours, with full details of the transaction.

A Group Employee must not request or accept any credit or special dealing facilities in connection with a transaction, from the firm through which that transaction is to be effected, unless prior permission, in writing, has been received from the Compliance Officer.

6.4    DEALINGS IN INVESTMENT TRUSTS MANAGED BY HENDERSON INVESTORS

Dealings in investment trusts managed by Henderson Investors MUST BE MADE THROUGH A SEPARATE FULL STAFF ACCOUNT or through a Henderson retail product (e.g. ISA/PEP, Share Plan; see Rule 6.6) in order to enable Henderson Investors to monitor concert party holdings. Furthermore shares in investment trusts managed by Henderson Investors may be in closed periods (e.g. because of results pending) or embargoed (e.g. because of insider information within Henderson Investors) and it is imperative that you do not deal in these periods. The full account service is, for these reasons, provided free of charge. A list of the current group investment trusts is set out in Schedule 2. Such securities must be held in the Henderson nominee name, unless otherwise agreed by Compliance.

Furthermore a Group Employee must comply with the following rules in relation to dealings in shares of the investment trusts managed and/or administered by Henderson Investors:

     o such shares must not be dealt in on considerations of a short term nature;

     o such shares must not be dealt in during close periods preceding the preliminary announcement of the company's annual results and interim/quarterly results. A full list of closed periods for the investment trusts are available on the Intranet, Notice Boards, from the Dealing Desk or Compliance;

     o such shares must not be dealt in at any other time by a Group Employee if he/she is in possession of unpublished price-sensitive information in relation to the issuer.

Investment trusts to which this Rule applies, are set out in Schedule 2 . Changes to the list will be notified as they occur.

A Group Employee who is a director of one or more of these companies must also comply with the rules issued by the relevant company or companies.

6.5    THE USE OF STAFF ACCOUNTS

Before any purchases may be executed through the Central Dealing Desk, a Staff Full Account must be opened and sufficient cleared funds credited to that account. Overdrafts caused by Personal Dealings are a SERIOUS BREACH OF THE RULES AND DISCIPLINARY ACTION WILL BE TAKEN AS CONSIDERED APPROPRIATE In addition, late settlement penalties and/or other costs incurred by Henderson will be charged.

FOR ANY SALES TO BE EXECUTED THROUGH THE CENTRAL DEALING DESK, THE INVESTMENTS MUST HAVE BEEN REGISTERED IN THE NAME OF HENDERSON NOMINEES.

STAFF ACCOUNTS WILL BE CLOSED IMMEDIATELY UPON NOTICE OF TERMINATION OF AN EMPLOYEE'S EMPLOYMENT WITH HENDERSON INVESTORS and arrangements must be made for the sale or transfer of any holdings in such an account. Any securities, not so sold or transferred within 28 days of Henderson Investors Employee's employment ceasing, will be sold and the proceeds of sale remitted to the last known home address of the former employee.

6.6    SAVINGS SCHEMES

Staff may also invest in investment trusts managed by both Henderson Investors and other fund management firms, and other forms of investments to which the rules apply, through some form of savings vehicle (i.e. Investment Trust Savings Schemes, Portfolio Management Services, ISAs, PEPs etc.). PERMISSION TO DEAL IS REQUIRED WHENEVER AN EMPLOYEE STARTS, INCREASES, DECREASES OR STOPS A DIRECT DEBIT/STANDING ORDER INTO THE SAVINGS VEHICLE. In the same way lump sum investments into, or withdrawals from, a savings vehicle require permission to deal before investing. When investing through a savings plan offered by another fund management house the procedures for EXTERNAL DEALINGS (see Rule 6.3) must also be followed.

6.7    THE PROHIBITION ON INSIDER DEALING

A Group Employee must not deal in an investment at any time when he/she knows, or would reasonably be expected to know, that this would contravene the insider dealing provisions contained in Part V of the Criminal Justice Act 1993 (a summary of the insider dealing provisions is provided in Schedule 1 of the Rules).

6.8    CONFLICT OF INTEREST

A Group Employee must not knowingly deal in an investment with a client whose portfolio is managed by Henderson Investors.

A Group Employee must not deal if to do so would involve him/her in a conflict between his/her own interest and that of any client or his/her duty to any client.

Where the applicant, for permission to deal, intends to deal in stock which could be dealt in on behalf of one or more of his/her clients, he/she is required to provide a WRITTEN EXPLANATION as to why he/she is not dealing at the same time for clients.

If the explanation provided above, for not dealing on behalf of clients at the same time as personally, is not considered satisfactory by Compliance,
Compliance may require the transaction to be unwound at the individual's expense.

6.9    FRONT RUNNING

If a decision has been, or is likely to be, made to deal for a discretionary client, a Group Employee must not deal and the dealing desk must not execute a deal the same way in advance of that client's order.

Where personal account dealing in a security takes place within seven days of a deal on behalf of a client (either before or after) in the same security, the person who carries out the personal account deal may be required to provide an explanation to Compliance, evidencing to the satisfaction of Compliance that:-

     i)   there has been no front running;

     ii) no client has been prejudiced as a result of the personal account dealing.

(N.B. FOR PORTFOLIO MANAGERS, THIS SHOULD BE READ IN CONJUNCTION WITH RULE 6.8)

In the case of FTSE 100 stocks, it is unlikely that Compliance would consider that either of the two possibilities set out above would have occurred where more than two days had elapsed between deals. The longer the delay between the personal dealing and the client dealing, the less likely it is that there will be a material issue.

If, however, Compliance determine that there has been either front running or client prejudice, Compliance may require the transaction to be unwound at the individual's expense.

In the event that Compliance determine that a transaction should be unwound and the individual is dissatisfied with that determination, the matter will be referred to Henderson Investors' Director of Asset Management for his opinion. The final decision as to whether the transaction should be unwound, nevertheless remains with Compliance.

THESE PROHIBITIONS ARE NOT OVERRULED BY ANY AUTHORISATION THAT IS OBTAINED UNDER RULE 6.2 ABOVE.

6.10     SPREADBETTING

         Equity/Fixed Interest spread bets are allowed for staff but the following criteria must be adhered to, in addition to gaining permission from the centralised dealing desk:

1.       Deals must be with an SFA regulated firm.
2. All deals must be fully covered - credit facilities with spread betting firms must not be opened without the prior approval of the Compliance Department.

For clarification purposes this includes all equity and non-Central Government/Public Authority Debt bets. Central Government Debt, Public Authority Debt, index, currency or sporting bets are exempt and do not require prior approval.


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Compliance Manual                                                    Appendix 12
                                                        (RELEVANT SECTIONS ONLY)

1        GENERAL

1.1      STATEMENT OF POLICY

It is the policy of Seligman Henderson Co, Henderson Investment Management Limited and Henderson Investors North America Inc. hereinafter referred to as `HENDERSON'that that investment advisory services of the firm and all related activities comply fully with the provisions of the Investment Advisers Act of 1940 and the rules and regulations thereunder, as well as all other federal and state statutes and regulations pertaining to its services and with the highest principles of fiduciary responsibility as set forth in this manual.

In a business such as ours, it is of paramount importance that our clients never have reason to doubt their decision to place their faith and confidence in us. Any action that can cause that decision to be questioned jeopardises the future of Henderson and everyone that is employed by it. If you are aware of any activities that you believe may be in violation of the law or the policies contained in this manual, it is your responsibility to pass this information on to the Compliance Department. Requests for anonymity will be honoured to the maximum extent possible.

1.2      CODE OF ETHICS

The purpose of this Code of Ethics ("Code") is to set forth the policies of Henderson the matter of conflicts of interest and to provide a formal record of them for each individual's reference and guidance. This Code is also designed to prevent any act, practice or course of business prohibited by Rule 17j-1 (a) under the Investment Company Act of 1940 (the "Act"), and to conform with the provisions of Rule 204-2 under the Investment Advisers Act of 1940 which requires registered investment advisers to maintain records of the securities transactions of its personnel. Compliance with the Henderson Compliance Manual will ensure you remain compliant with the Code of Ethics.

Each director, officer and employee of Henderson is a fiduciary with respect to the firm's clients (including the shareholders of investment companies managed by Henderson). In simple terms, this means that the interest of clients come first, ahead of the interest of any person within the organisation. Accordingly, each director, officer and employee must conduct personal securities transactions in a manner that does not interfere with the transactions of the firm's clients or otherwise take unfair advantage of the relationship to the firm's clients. Each director, officer and employee must adhere to this general principle, as well as comply with the Code's specific provisions. Technical compliance with the Code will not insulate from scrutiny transactions that show a pattern of abuse of an individual's fiduciary duties. It is imperative that each of Henderson's directors, officers and employees avoid any situation that might compromise, or call into question, the exercise of fully dependent judgement in the interests of the firm's clients.

 ...

2.6      MAINTENANCE AND RETENTION OF BOOKS AND RECORDS

The Advisers Act requires that certain records be prepared and maintained by all advisers, with additional records specified if the adviser provides portfolio management services or if it maintains custody of or has access to its clients' cash and securities. These records are required to be maintained on a "current" basis, which means for journals, order tickets and other records of original entry, that they be created concurrently with the transaction or other event they are recording. Summary records, such as ledgers, need only be created as the needs of the individual adviser's dictate, but usually no less frequently than monthly.

The accuracy and integrity of Henderson's records, are not only required by the laws and regulations to which it is subject, but by the ethical standard by which Henderson conducts its affairs.

In addition to the records required by the Advisers Act, advisers to registered investment companies are required to prepare certain additional records specific by the Investment Company Act of 1940. The records required to be kept by the Advisers Act and the Investment Company Act are summarised below.

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2.6.8    PERSONAL SECURITIES TRANSACTIONS

A record of every transaction in any security in which the firm or any of its "advisory representatives" acquires a direct or indirect beneficial interest, excluding accounts over which the firm or its advisory representatives have no control or "exempt" transactions; for example, U.S. Government securities. This requirement is satisfied by Henderson for its advisory representatives through the insider trading monitoring system, maintained by the Compliance Department.

 ...

2.8      FORM AND DURATION OF RECORD MAINTENANCE

The Advisers Act requires that all records be retained for at least five years, the first two of which should be in the offices of the adviser. They may be maintained on microfilm or computerised records, as appropriate, but only if there is adequate provision for the prompt access and hard-copy reproduction of the records so maintained.

2.9      ADDITIONAL RECORDS REQUIRED BY THE INVESTMENT COMPANY ACT

In addition to the records described above, advisers providing investment advice to investment companies must maintain specific records including the following :

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2.9.3    LIST OF ACCESS PERSONS

The Investment Company Act ("IC Act") requires every investment company to adopt a code of ethics. Every person deemed to be an access person should receive a copy of the code of ethics and adhere to it. (Generally, compliance with the adviser's securities trading monitoring system meets the requirements of the investment company's code of ethics.) The adviser must maintain a record of all access persons of the investment company. (With respect to an investment adviser, an access person is an officer, director or other employee of the firm who, as part of his regular duties, makes, participates in, or obtains information  regarding  the  purchase  or sale  of a  security  by a  registered investment company, or whose functions relate to the making of any recommendations with respect to such purchase or sales.)

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11       COMPLIANCE MONITORING

In order to ensure that Henderson and affiliated entities conducts its business activities in conformity with established federal and state laws, a comprehensive regulatory program will be administered by the Compliance Officer. By adhering to the terms of the program. the Firm will be in a better position to respond to regulatory audits and examinations and, most importantly, will continue to develop sound business practices.